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CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the registration statement on Form S-3 (File No. 333-239983) of Heartland Express, Inc. of our report dated November 14, 2022, with respect to the combined carve-out financial statements which comprise the combined carve-out balance sheets as at December 31, 2021 and 2020, and the related combined carve-out statements of net income, comprehensive income, changes in net parent investment and cash flows for the years then ended, and the related notes to the combined carve-out financial statement of Transportation Resources Inc., which report appears in the Form 8-K/A of Heartland Express, Inc. dated November 14, 2022.

/s/ KPMG LLP

Montréal, Canada
November 14, 2022
KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG
Canada provides services to KPMG LLP.